Second Quarter 2021 Results Conference Call August 3, 2021 Exhibit 99.2

2 Q2 Financial Highlights and Updated 2021 Guidance Second Quarter 2021 Results  Revenue of $353.4 million, up $38.7 million or 12.3% compared to the same period last year  GAAP net income of $18.4 million, up $3.3 million or 21.9% compared to the same period last year  Adjusted EBITDA2 of $78.8 million, up $13.5 million or 20.7% compared to the same period last year Updated 2021 Guidance Note1: Updated 2021 guidance assumes patient volumes at ~95% of pre-COVID levels. Note2: Adjusted EBITDA is a non-GAAP measure; please refer to the Appendix for a reconciliation of non-GAAP financial measures. Revenue Adjusted EBITDA2 Prior Guidance Updated Guidance1 Change at Midpoint $1,410 – 1,460M $1,460 – 1,480M +$35M $315 – 330M $330 – 340M +$12.5M

Technology Investments Driving Significant Differentiation

1 Core Infrastructure

- End-to-end platform designed to address break points in the revenue cycle process via standardized processes and integrated technology across workflows and care settings
- Highly scaled platform with deep revenue cycle domain expertise
- Track record of deployments at scale over the last five years

2 Automation

- 50 million manual tasks automated
- Accelerated pace of development in 2021
- Backlog of tasks process-mapped for future growth has grown from 45 million to 60 million tasks
- Capabilities extend beyond RPA – *Intelligent Automation*

3 Patient Experience

- Market-leading capability to empower patients by enabling self-service
- Digital front door for providers, spanning all care settings
- VisitPay acquisition establishes R1 as a leader in consumer payments
- Plan to launch solution at HIMSS

Automation and Patient Experience Present an Opportunity to Transform Our Industry

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4 Q2 Commercial Update Commercial Update  End-to-end pipeline continues to grow with a healthy progression of activities leading up to contracting  Value proposition is resonating well and prospective customers increasingly recognize superior outcomes we can deliver via our experience and technology  High degree of conviction in signing $4 billion in new end-to-end NPR under management in 2021 given progression of pipeline Mednax  Added Mednax as a $1.5B NPR operating partner customer  Onboarding activities commenced immediately after contract announcement LifePoint Update  Commenced onboarding of Phase 3 in July 2021  Remain on track to complete all onboarding activities by mid-2022

2Q'21 Non-GAAP Results – Q/Q and Y/Y Comparison

($ in millions)	2Q'21	1Q'21	2Q'20	Key Change Driver(s)
Revenue	**$353.4**	**$342.6**	**$314.7**	▪ Q/Q: Higher incentive fees, growth from SCI, and recovery in physician advisory services ▪ Y/Y: Higher incentive fees
Adjusted Cost of Services[1]	**$254.5**	**$242.8**	**$229.8**	▪ Q/Q: Costs associated with onboarding LifePoint ▪ Y/Y: Costs associated with RevWorks and onboarding LifePoint, partially offset by efficiencies from automation and digitization
Adjusted SG&A expense[1]	**$20.1**	**$19.4**	**$19.6**	▪ Q/Q and Y/Y: Travel and support costs related to customer contracting activities
Adjusted EBITDA[1]	**$78.8**	**$80.4**	**$65.3**	▪ Q/Q: Higher costs associated with onboarding LifePoint, partially offset by higher incentive fees ▪ Y/Y: Higher incentive fees and lower costs due to automation efforts

Note[1]: Adjusted cost of services, adjusted SG&A expense and adjusted EBITDA are non-GAAP measures. A reconciliation of GAAP to non-GAAP measures is provided in the Appendix of this presentation.

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6 Appendix Reconciliation of GAAP to Non-GAAP Financials

7 Use of Non-GAAP Financial Measures  In order to provide a more comprehensive understanding of the information used by R1’s management team in financial and operational decision making, the Company supplements its GAAP consolidated financial statements with certain non-GAAP financial performance measures, including adjusted EBITDA, adjusted cost of services, adjusted SG&A expense and net debt. Adjusted EBITDA is defined as GAAP net income before net interest income/expense, income tax provision/benefit, depreciation and amortization expense, share-based compensation expense, strategic initiatives costs, and certain other items. Adjusted cost of services is defined as GAAP cost of services before share-based compensation expense and depreciation and amortization expense. Adjusted SG&A expense is defined as GAAP SG&A expense before share-based compensation expense and depreciation and amortization expense. Net debt is defined as total debt less cash and cash equivalents, and restricted cash.  Our board of directors and management team use adjusted EBITDA as (i) one of the primary methods for planning and forecasting overall expectations and for evaluating actual results against such expectations and (ii) a performance evaluation metric in determining achievement of certain executive incentive compensation programs, as well as for incentive compensation programs for employees.  A reconciliation of GAAP net income to non-GAAP adjusted EBITDA, GAAP cost of services to non-GAAP cost of services, GAAP SG&A expense to non-GAAP SG&A expense and total debt to net debt is provided on the following slides. Adjusted EBITDA, adjusted cost of services, adjusted SG&A expense and net debt should be considered in addition to, but not as a substitute for, the information presented in accordance with GAAP.

8 Reconciliation of GAAP to Non-GAAP Financials Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA$ in millions Three Months Ended June 30, Three Months Ended March 31, 2021 2020 2021 Net income $ 18.4 $ 15.1 $ 25.8 Net interest expense 3.4 4.8 3.9 Income tax provision 5.8 5.2 7.1 Depreciation and amortization expense 17.6 17.9 17.9 Share-based compensation expense 23.8 4.3 12.7 Other expenses 9.8 18.0 13.0 Adjusted EBITDA (non-GAAP) $ 78.8 $ 65.3 $ 80.4 Three Months Ended June 30, Three Months Ended March 31, 2021 2020 2021 Cost of services $ 287.0 $ 248.3 $ 267.2 Less: Share-based compensation expense 15.7 1.5 7.3 Depreciation and amortization expense 16.8 17.0 17.1 Non-GAAP cost of services $ 254.5 $ 229.8 $ 242.8 Reconciliation of GAAP Cost of Services to Non-GAAP Cost of Services Three Months Ended June 30, Three Months Ended March 31, 2021 2020 2021 Selling, general and administrative $ 29.0 $ 23.3 $ 25.6 Less: Share-based compensation expense 8.1 2.8 5.4 Depreciation and amortization expense 0.8 0.9 0.8 Non-GAAP selling, general and administrative $ 20.1 $ 19.6 $ 19.4 Reconciliation of GAAP SG&A to Non-GAAP SG&A

9 Reconciliation of GAAP to Non-GAAP Financials Reconciliation of GAAP Operating Income Guidance to Non-GAAP Adjusted EBITDA Guidance 2021 GAAP Operating Income Guidance $135-145 Plus: Depreciation and amortization expense $75-85 Share-based compensation expense $75-85 Strategic initiatives, severance and other costs $40-50 Adjusted EBITDA Guidance $330-340 Reconciliation of Total Debt to Net Debt June 30, December 31, 2021 2020 Senior Revolver $ 70.0 $ 70.0 Senior Term Loan 471.7 484.6 Total debt 541.7 554.6 Less: Cash and cash equivalents 164.9 173.8 Non-current portion of restricted cash equivalents 0.5 1.0 Net Debt $ 376.3 $ 379.8 $ in millions Note: Net debt does not include effect of debt refinancing completed on 7/1/21.